Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Armadillo Petroleum Limited (formerly Texon Petroleum Limited)

We consent to the use of our report dated 18 October 2013, with respect to the consolidated statements of financial position of Armadillo Petroleum Limited (formerly Texon Petroleum Limited) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes 1 to 30 of the consolidated financial statements, incorporated herein and to the reference to our firm under the heading “Experts” in the Form F-1.

/s/ KPMG

Brisbane, Australia
19 December 2013